Exhibit 99.1

501 Elliott Ave. W. #400 Seattle, WA 98119	T 206.282.7100 F 206.272.4010

Cell Therapeutics, Inc. and Quintiles PharmaBio Development

Enter into TRISENOX® Financing Agreement

Agreement provides up to $30 million in Cash and Services to CTI in Return for Royalties on Net Sales of TRISENOX

SEATTLE, Dec. 21, 2004 —Cell Therapeutics, Inc. (CTI) (NASDAQ: CTIC) today announced that it has signed a six year financing and services agreement with PharmaBio Development, the strategic partnering group of Quintiles Transnational, Corp. (Quintiles) involving CTI’s cancer therapy, TRISENOX® (arsenic trioxide).

Under the agreement, PharmaBio Development will provide CTI $25 million in cash and will make available $5 million in clinical services from Quintiles. In return, CTI will pay PharmaBio Development royalties based on a percentage of net sales of TRISENOX in the United States and certain European countries. The agreement also provides PharmaBio Development with a security interest in TRISENOX related to CTI’s royalty payment obligations.

The royalty payments from CTI are subject to certain annual minimum and maximum amounts. The minimum payment obligation of the agreement is $53 million and is derived from current forecasts for TRISENOX over the course of the agreement.

CTI intends to use the majority of the services commitment under the agreement for phase III development work in 2005 on pixantrone, an investigational agent under development for the potential treatment of non-Hodgkin’s lymphoma.

“This agreement enables CTI to monetize a percentage of future cash flows of TRISENOX while maintaining control over the development and commercialization of the product,” stated James A. Bianco, M.D., President and CEO of CTI. “We’re pleased to broaden our existing relationship with Quintiles, continuing our efforts to expand the TRISENOX label, and working together to complete the pixantrone pivotal trial in non-Hodgkin’s lymphoma.”

Tom Perkins, Senior Vice President of PharmaBio Development commented, “Providing tailored strategic and financial solutions to help our pharma and biotech customers is PharmaBio Development’s mission. This agreement is an excellent example. We’re pleased to have an even stronger partnership with CTI and look forward to seeking out new ways to help further its development and commercialization programs.”

About TRISENOX®

TRISENOX® (arsenic trioxide) is marketed by CTI. TRISENOX was approved for marketing in 2000 by the U.S. Food and Drug Administration to treat patients with relapsed or refractory acute promyelocytic leukemia (APL), a rare, life-threatening form of cancer of the blood. TRISENOX was granted marketing authorization from the European Commission in March 2002. APL, one of eight subtypes of acute myeloid leukemia (AML), represents 10-15 percent of the more than 20,000 patients diagnosed with AML each year. TRISENOX is currently being studied in more than 40 clinical and investigator-sponsored trials in a variety of cancers.

U.S. marketing approval for TRISENOX was granted based on results from a U.S. multicenter study in which 40 relapsed APL patients were treated with TRISENOX 0.15 mg/kg until bone marrow remission or a maximum of 60 days. Thirty-four patients (85 percent) achieved complete remission. When the results for these 40 patients were combined with those for the 12 patients in a pilot trial, an overall response rate of 87 percent was observed.

WARNING: TRISENOX should be administered under the supervision of a physician who is experienced in the management of patients with acute leukemia. Some patients with APL treated with TRISENOX have experienced APL differentiation syndrome – with symptoms similar to retinoic acid-acute promyelocytic leukemia (RA-APL) syndrome. Arsenic trioxide can cause QT prolongation (which can lead to torsade de pointes) and complete atrioventricular block.

The most common adverse events associated with TRISENOX have been generally manageable, reversible and usually did not require interruption of therapy. These have included hypokalemia, hypermagnesemia, hyperglycemia and thrombocytopenia as reported in 13 percent of the patients (n=40). Abdominal pain, dyspnea, hypoxia, bone pain and neutropenia were reported in 10 percent of these patients, while arthralgia, febrile neutropenia and disseminated intravascular coagulation were reported in eight percent of patients.

About Pixantrone

Pixantrone (pronounced Pick-san-troan) is an investigational agent under development for the potential treatment of various hematological malignancies, solid tumors, and immunological disorders. It was developed to improve the activity and safety of the anthracycline family of anti-cancer agents. Anthracyclines have been shown to be very active clinically in a number of tumor types. However, they are usually associated with cumulative heart damage that prevents them from being used in a large proportion of patients. Pixantrone has been designed to reduce the potential for these severe cardiotoxicities, as well as to potentially increase activity and simplified administration compared to the currently marketed anthracyclines.

About Quintiles Transnational and PharmaBio Development

PharmaBio Development, the strategic investment group of Quintiles Transnational Corp., is dedicated to providing innovative partnering solutions for pharmaceutical and biotech companies.

Quintiles Transnational helps improve healthcare worldwide by providing a broad range of professional services, information and partnering solutions to the pharmaceutical, biotechnology and healthcare industries. Headquartered near Research Triangle Park, North Carolina, Quintiles has offices in 50 countries and is the world’s leading pharmaceutical services organization. For more information visit the company’s Web site at www.quintiles.com.

Information in this press release contains “forward-looking statements” about Quintiles and its businesses that involve risks and uncertainties that could cause actual results to differ materially.. Additional factors that could cause actual results to differ materially, are discussed in Quintiles’ recent filings with the U.S. Securities and Exchange Commission, including but not limited to its annual report on Form 10-K, its quarterly reports on Form 10-Q and its current reports on Form 8-K.

About Cell Therapeutics, Inc.

Headquartered in Seattle, CTI is a biopharmaceutical company committed to developing an integrated portfolio of oncology products aimed at making cancer more treatable. For additional information, please visit www.cticseattle.com.

This press release includes forward-looking statements that involve a number of risks and uncertainties, the outcome of which could materially and/or adversely affect actual future results. Specifically, this includes risks associated with preclinical and clinical developments in the biopharmaceutical industry in general and with TRISENOX in particular including, without limitation, the sales performance of TRISENOX over the next 5 years, the potential failure of TRISENOX to remain safe and effective for treatment of hematological cancers, determinations by regulatory, patent and administrative governmental authorities, competitive factors, technological developments, costs of developing, producing and selling TRISENOX, and the risk factors listed or described from time to time in the Company’s filings with the Securities and Exchange Commission including, without limitation, the Company’s most recent filings on Forms 10-K, 8-K, and 10-Q. CTI is under no obligation to (and expressly disclaims any such obligation to) update or alter its forward-looking statements whether as a result of new information, future events, or otherwise.

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Investors	Media

Cell Therapeutics, Inc.	Cell Therapeutics, Inc.
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